Exhibit 2.2

AMENDMENT NO. 1 TO
THE AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO.1 TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of March 19, 2004, by and among Abbott Laboratories, an Illinois corporation ("Parent"), Corvette Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and TheraSense, Inc., a Delaware corporation (the "Company"), hereby amends the Agreement and Plan of Merger, dated as of January 12, 2004 (the "Agreement"), by and among Parent, Sub and the Company. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

WITNESSETH

     WHEREAS, Parent, Sub and the Company have entered into the Agreement;

     WHEREAS, on February 10, 2004, an action styled Alaska U.F.C.W. Pension Trust v. TheraSense, Inc., et al., Case No. RG04140525 was filed in the Superior Court of California, County of Alameda (the "Court") on behalf of a putative class of holders of Company common stock, naming as defendants the Company, its board of directors and certain of its officers and moving to, among other things, block the consummation of the Merger (the "Action");

     WHEREAS, Parent, Sub and the Company have determined that it is desirable that the claims made in the Action be settled on the terms reflected in a Memorandum of Understanding (the " Memorandum of Understanding") executed on March 19, 2004 by counsel on behalf of the parties to the Action (the "Settlement"); and

     WHEREAS, in connection with the Settlement, Parent, Sub and the Company have agreed to amend Sections 6.2(a) and 9.3(b) of the Agreement, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein and in the Agreement, the parties hereto agree as follows:

     1. Amendments to the Agreement. The Agreement is hereby amended as follows:

     (a) The words "or might be reasonably expected to lead to" are hereby inserted between the words "(after consultation with outside legal counsel) is" and the words "a Superior Company Proposal" in the second sentence of Section 6.2(a).

     (b) The amount of "$30,000,000" is hereby inserted in replacement for the amount of "$44,500,000" in the first sentence of Section 9.3(b).

     2. Except as specifically provided herein, the Agreement is in all respects unaffected by this Amendment. All of the terms, conditions and provisions of the Agreement as hereby amended shall be and remain in full force and effect and are hereby in all respects ratified and confirmed.

     3. This Amendment may be executed (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     4. This Amendment may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     5. This Amendment, the unaltered portions of the Agreement, the Company Disclosure Schedules, the Stockholder Agreement and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral but with the exception of consents pursuant to Section 6.1(a) of the Agreement, among the parties with respect transactions contemplated by the Agreement.

     6. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the applicable principles of conflict of laws thereof.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

THERASENSE, INC	ABBOTT LABORATORIES

By: /s/ ROBERT BROWNELL	By: /s/ RICHARD A. GONZALEZ

Name: Robert Brownell	Name: Richard A. Gonzalez
Title: Vice President	Title: President & COO

CORVETTE ACQUISITION CORP.

By: /s/ THOMAS C. FREYMAN

Name: Thomas C. Freyman
Title: EVP Finance & CFO